Exhibit 5

ATTORNEYS AT LAW MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM CLIENT/MATTER NUMBER 015428-0122

May 10, 2018
Regal Beloit Corporation
200 State Street
Beloit, Wisconsin 53511-6254

Ladies and Gentlemen:
We have acted as counsel for Regal Beloit Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 3,132,258 shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), that may be issued pursuant to the Regal Beloit Corporation 2018 Equity Incentive Plan (the “Plan”).
As such counsel, we have examined: (i) the Plan; (ii) the Registration Statement, including the exhibits filed therewith or incorporated by reference constituting a part of the Registration Statement; (iii) the Amended and Restated Articles of Incorporation of the Company, as amended to date; (iv) the Amended and Restated Bylaws of the Company; (v) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of securities thereunder; and (vi) such other documents and records and certificates of government officials as we have deemed necessary to enable us to render this opinion. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and the instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.
With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.
We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,

/s/ Foley & Lardner LLP